EXHIBIT 10.1

2019 RESTRICTED STOCK UNITS
DIRECTOR GRANT AGREEMENT

To:  <first_name> <last_name>

Effective <award_date> (the “Date of Grant”), the Compensation Committee of the Board of Directors (the “Committee”) of Babcock & Wilcox Enterprises, Inc. (“BW”) awarded you a grant of Restricted Stock Units (“RSUs”) under the Babcock & Wilcox Enterprises, Inc. Amended and Restated 2015 Long-Term Incentive Plan (the “Plan”). By accepting your grant online through the Schwab Equity Award Center, you agree that the RSUs are granted under and governed by the terms and conditions of the Plan, and this 2019 Restricted Stock Units Grant Agreement (this “Agreement”), which is included in the online acceptance process.  A copy of the Plan and the Prospectus relating to the stock issued under the Plan can be found at http://equityawardcenter.schwab.com under the “At a Glance/My Company Info” tab in your Schwab account.  The Plan and Prospectus are incorporated by reference and made a part of the terms and conditions of your award.  If you would like to receive a copy of either the Plan or Prospectus, please contact <contact>.

Any reference or definition contained in this Agreement shall, except as otherwise specified, be construed in accordance with the terms and conditions of the Plan and all determinations and interpretations made by the Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on you and your legal representatives and beneficiaries. The term “BW” as used in this Agreement with reference to employment shall include Subsidiaries of BW (including unconsolidated joint ventures). In the event of any inconsistency between the provisions of this Agreement and the Plan, the Plan shall govern. Whenever the words “you” or “your” are used in any provision of this Agreement under circumstances where the provision should logically be construed to apply to the beneficiary, estate, or personal representative, to whom any rights under this Agreement may be transferred by will or by the laws of descent and distribution, it shall be deemed to include such person.

Subject to the provisions of the Plan, the terms and conditions of this grant are as follows:

1.	RSU Award. You have been awarded <shares_awarded> RSUs. Each RSU represents a right to receive one Share after the vesting of such RSU, as set forth in Section 2 below.

2.	Vesting Requirements. Subject to Section 3 below, the RSUs will become vested under one or more of the circumstances described in this Section 2 (each such circumstance a “Vesting Date”).

(a)	Normal Vesting. Provided you are continuously serving on BW’s Board of Directors (the “Board”) through each applicable vest date, the RSUs will vest in increments as follows:

<vesting_schedule>

(b)	Death; Disability; Change in Control. 100% of the then-remaining outstanding RSUs will vest on the earliest to occur of: (i) the date of your death, (ii) your Disability or (iii) a Change in Control.

(c)	Other Vesting. The Committee may provide for additional vesting under other circumstances, in its sole discretion, to the extent permitted under the Plan.

3.	Forfeiture of RSUs.

(a)	RSUs which are not or do not become vested upon your termination of your Board service shall, coincident therewith, terminate and be of no force or effect.

(b)
In the event that (i) you are convicted of (A) a felony or (B) a misdemeanor involving fraud, dishonesty or moral turpitude, or (ii) you engage in conduct that adversely affects or may reasonably be expected to adversely affect the business reputation or economic interests of BW, as determined in the sole judgment of the Committee, then all RSUs and all rights or benefits awarded to you under this grant of RSUs are forfeited, terminated and withdrawn immediately upon such conviction or notice of such determination. The Committee shall have the right to suspend any and all rights or benefits awarded to you hereunder pending its investigation and final determination with regard to such matters. The forfeiture provisions of this paragraph are in addition to the provisions of Section 10 below.

4.	Settlement of RSUs.

(a)
No Deferral Election or Change in Control. If you have not made a permitted deferral election and settlement is not occurring in connection with or following a Change in Control, vested RSUs shall be settled in Shares, which Shares shall be distributed as soon as administratively practicable after the Settlement Date (as defined below), but in no event later than March 15 following the end of the calendar year in which the Settlement Date occurs.

(b)
Change in Control. Notwithstanding anything in this Agreement to the contrary, to the extent any RSUs are vested as of a Change in Control, such vested RSUs shall be settled in Shares within 10 business days of the Change in Control.

(c)
Deferral Election. If permitted by the Committee, you may choose to defer receipt of RSUs under the Plan by executing a valid deferral election form in accordance with Section 409A of the Code. If you have made a permitted deferral election, Shares shall be distributed on the Settlement Date.

(d)
Definition of “Settlement Date”. For purposes of this Agreement, “Settlement Date” means either: (i) the applicable Vesting Date or, in the event you made a permitted deferral election pursuant to the Plan with respect to this grant, (ii) the date(s) of the applicable distribution event in accordance with such deferral election.

5.
Dividend, Voting Rights and Other Rights. You shall have no rights of ownership in the Shares underlying the RSUs and shall have no right to vote such Shares until the date on which the Shares are transferred to you pursuant hereto. To the extent that cash dividends are otherwise paid with respect to Shares, dividend equivalents will be credited with respect to the Shares underlying the RSUs and shall vest at the same time and to the same extent as the related RSUs vest. Vested dividend equivalents shall be paid at the same time the underlying Shares are transferred to you, with no earnings accruing thereon. Dividend equivalents credited with respect to RSUs that do not vest shall be forfeited at the same time the related RSUs are forfeited.

6.
Taxes. You will realize income in connection with this RSU grant in accordance with the tax laws of the jurisdiction that is applicable to you. You should consult your tax advisor as to the federal and/or state income or other tax consequences associated with this RSU grant as it relates to your specific circumstances. You acknowledge that you will be solely responsible for the payment of all taxes related to this RSU grant. and any Shares issuable pursuant thereto.

7.	Transferability. RSUs granted hereunder are non-transferable other than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order.

8.
Adjustments. The RSUs and the number of Shares issuable for each RSU and the other terms and conditions of the grant evidenced by this Agreement are subject to mandatory adjustment as provided in Section 4.4 of the Plan.

9.
Compliance with Section 409A of the Code. To the extent applicable, it is intended that this Agreement and the Plan comply with or be exempt from the provisions of Section 409A of the Code. This Agreement and the Plan shall be administered in a manner consistent with this intent, and any provision that would cause this Agreement or the Plan to fail to satisfy Section 409A of the Code shall have no force or effect until amended to comply with or be exempt from Section 409A of the Code (which amendment may be retroactive to the extent permitted by Section 409A of the Code and may be made by BW without your consent). If the RSUs become payable on your “separation from service” with BW and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code and you are a “specified employee” as determined pursuant to procedures adopted by BW in compliance with Section 409A of the Code, then, to the extent necessary to comply with Section 409A of the Code and avoid any additional taxes thereunder, payment for the RSUs shall be made on the earlier of the fifth business day of the seventh month after the date of your “separation from service” with BW and its Subsidiaries within the meaning of Section 409A(a)(2)(A)(i) of the Code or your death.

10.	Clawback Provisions.

(a)
Recovery of RSUs.  In the event that BW is required to prepare an accounting restatement due to the material noncompliance of BW with any financial reporting requirement under the U.S. federal securities laws as a result of fraud (a “Restatement”) and the Board reasonably determines that you knowingly engaged in the fraud, BW will have the right to recover the RSUs granted during the three-year period preceding the date on which the Board or BW, as applicable, determines it is required to prepare the Restatement (the “Three-Year Period”), or vested in whole or in part during the Three-Year Period, to the extent of any excess of what would have been granted to or would have vested for you under the Restatement.

(b)
Recovery Process.  In the event a Restatement is required, the Board, based upon a recommendation by the Committee, will (i) review the RSUs either granted or vested in whole or in part during the Three-Year Period and (ii) in accordance with the provisions of this Agreement and the Plan, take reasonable action to seek recovery of the amount of such RSUs in excess of what would have been granted to or would have vested for you under the Restatement (but in no event more than the total amount of such RSUs), as such excess amount is reasonably determined by the Board in its sole discretion, in compliance with Section 409A of the Code.  There shall be no duplication of recovery under Article 20 of the Plan and any of 15 U.S.C. Section 7243 (Section 304 of The Sarbanes-Oxley Act of 2002) and Section 10D of the Exchange Act. The clawback provisions of this Agreement are in addition to the forfeiture provisions contained in Section 3 above.

(c)
Compensation Recovery Policy. Notwithstanding anything in this Agreement to the contrary, you acknowledge and agree that this Agreement and the award described herein (and any settlement thereof) are subject to the terms and conditions of the BW’s clawback policy (if any) as may be in effect from time to time specifically to implement Section 10D of the Exchange Act, and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which the Shares may be traded) (the “Compensation Recovery Policy”), and that the terms of this Agreement shall be deemed superseded by and subject to the terms and conditions of the Compensation Recovery Policy from and after the effective date thereof.

11.
Amendments. Any amendment to the Plan shall be deemed to be an amendment to this Agreement to the extent that the Amendment is applicable hereto; provided, however, that (a) no amendment shall adversely affect your rights under this Agreement without your written consent, and (b) your consent shall not be required to an amendment that is deemed necessary by BW to ensure compliance with Section 409A of the Code or Section 10D of the Exchange Act.

12.
Severability. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

13.
Governing Law. This Agreement shall be governed by and construed in accordance with the internal substantive laws of the State of Delaware, without giving effect to any principle of law that would result in the application of the law of any other jurisdiction.

14.
Successors and Assigns. Without limiting Section 7 hereof, the provisions of this Agreement shall inure to the benefit of, and be binding upon, your successors, administrators, heirs, legal representatives and assigns, and the successors and assigns of BW.

15.
Acknowledgement. You acknowledge that you (a) have received a copy of the Plan, (b) have had an opportunity to review the terms of this Agreement and the Plan, (c) understand the terms and conditions of this Agreement and the Plan and (d) agree to such terms and conditions.

16.
Other Information. Neither the action of BW in establishing the Plan, nor any action taken by it or by the Committee, nor any provision of the Plan or this Agreement shall be construed as conferring upon you the right to be retained in the service of BW and the Board.